Exhibit 99.1

Tesco Corporation Reports Record Annual Revenue and Operating Income
with Q4 2012 and Full Year 2012 Results

For Immediate Release

Trading Symbol:
"TESO" on NASDAQ

February 28, 2013

Houston, Texas--Tesco Corporation ("TESCO" or the "Company") today reported net income for the quarter ended December 31, 2012, of $13.3 million or $0.34 per diluted share. This compares to net income of $11.5 million, or $0.29 per diluted share, for the fourth quarter of 2011. Net income was $9.0 million, or $0.23 per diluted share, for the third quarter of 2012. Revenue was $137.6 million for the quarter ended December 31, 2012, compared to revenue of $163.1 million for the comparable period in 2011 and $126.4 million for the third quarter of 2012.

Net income was $49.8 million or $1.27 per diluted share for the year ended December 31, 2012, compared to $27.0 million or $0.69 per diluted share for 2011. Revenue and operating income were $553.1 million and $76.8 million, respectively, for the year ended December 31, 2012, compared to $513.0 million and $42.5 million, respectively, for 2011. The year ended December 31, 2012 included a $12.4 million pre-tax gain on the sale of our CASING DRILLING™ business.

Commentary

Julio Quintana, TESCO's Chief Executive Officer, commented, "We are pleased with the strong finish to 2012 by recording the highest annual revenue and operating income in the Company's history. Despite a number of delays and operational challenges, we were able to grow both of our Tubular Services and Top Drive revenue sequentially quarter-over-quarter and year-over-year and maintain our margins through our operating efficiency focus. Our transformation post-CASING DRILLING™ continues. With this increased focus on our base businesses and continuous improvements in our operational efficiency, we are excited about the opportunities in 2013."

TESCO CORPORATION
Summary of Results
(in millions, except per share information)

	Quarter 4		Quarter 3	Year Ended December 31,
	2,012	2,011	2,012	2,012	2,011
Segment revenue
Top Drives
Sales	$42.6	$61.3	$34.4	$166.7	$152.6
Rental services	28.7	32.7	28.8	126.1	135.7
Aftermarket sales and service	15.4	18.0	16.0	65.0	56.4
	86.7	112.0	79.2	357.8	344.7
Tubular Services
Automated	39.0	35.7	36.5	141.2	120.3
Conventional	11.3	10.4	10.5	41.2	30.8
	50.3	46.1	47.0	182.4	151.1

CASING DRILLING™	0.6	5.0	0.2	12.9	17.2
Consolidated revenue	$137.6	$163.1	$126.4	$553.1	$513.0

Segment operating income (loss):
Top Drives	$21.3	$25.4	$18.6	$87.7	$88.8
Tubular Services	6.9	8.3	5.3	21.7	16.7
CASING DRILLING™	(0.5))	(2.7))	0.6	8.2	(12.4))
Research and Engineering	(2.7))	(3.2))	(1.8))	(10.5))	(12.5))
Corporate and other	(8.0))	(10.1))	(6.5))	(30.3))	(38.1))
Consolidated operating income	$17.0	$17.7	$16.2	$76.8	$42.5
Net income	$13.3	$11.5	$9.0	$49.8	$27.0
Earnings per share (diluted)	$0.34	$0.29	$0.23	$1.27	$0.69
Adjusted EBITDA(a) (as defined)	$32.8	$29.4	$28.4	$111.3	$85.7
____________________________________________

(a)	See explanation of Non-GAAP measure below

Q4 2012 Financial and Operating Highlights
Top Drives Segment

•
Revenue from the Top Drive segment for Q4 2012 was $86.7 million, an increase of 9% from revenue of $79.2 million in Q3 2012, primarily due to an increase in the number of units sold during Q4 2012.  Revenue for Q4 2011 was $112.0 million.

◦	Top Drive sales for Q4 2012 included 30 units (28 new and 2 used), compared to 28 units (25 new and 3 used) sold in Q3 2012 and 46 units sold in Q4 2011 (41 new, 4 used and 1 consignment).

◦	Operating days for the Top Drive rental fleet were 5,843 for Q4 2012 compared to 5,932 in Q3 2012 and 6,973 for Q4 2011.

◦	Revenue from after-market sales and service for Q4 2012 was $15.4 million, a slight decrease from revenue of $16.0 million in Q3 2012. Revenue was $18.0 million in Q4 2011.

•	Our Top Drive operating margins were 25% in Q4 2012, an increase from 24% in Q3 2012 and 23% in Q4 2011.

•
At December 31, 2012, Top Drive backlog was 28 units, with a total potential value of $42.2 million, compared to 30 units at September 30, 2012, with a potential value of $42.4 million.  This compares to a backlog of 74 units at December 31, 2011, with a potential value of $91.1 million.  Today, our backlog stands at 27 units.

Tubular Services Segment

•
Revenue from the Tubular Services segment for Q4 2012 was $50.3 million, an increase of 7% from revenue of $47.0 million in Q3 2012.  Revenue was $46.1 million in Q4 2011.  Revenue increased from prior periods due to increased demand for our casing running services in Latin America, the Middle East and the Asia Pacific region.

•	We performed 947 automated casing running jobs in Q4 2012 compared to 902 in Q3 2012 and 865 in Q4 2011.

•
Operating income in the Tubular Services segment for Q4 2012 was $6.9 million, compared to $5.3 million in Q3 2012 and $8.3 million in Q4 2011.  The increase from the prior quarter is due to improved margin for automated and conventional offerings, and increased sales of CDS™ equipment. Our Tubular Services operating margins were 14% for Q4 2012, up from 11% in Q3 2012 and down from 18% in Q4 2011.

Other Segments and Expenses

•
Research and engineering costs for Q4 2012 were $2.7 million, compared to $1.8 million in Q3 2012 and to $3.2 million in Q4 2011. The increase from Q3 2012 was due primarily to our focus in the development of new top drives and CDSTM models. The decrease from Q4 2011 was due primarily to the absence of CASING DRILLINGTM research and engineering after the sale of this business on June 4, 2012. We continue to invest in the development, commercialization and enhancements of our proprietary technologies.

•
Corporate costs for Q4 2012 were $8.0 million, compared to $6.5 million for Q3 2012 and $10.1 million in Q4 2011. The increase from Q3 2012 was due primarily to increased long term incentive compensation. The decrease from Q4 2011 was due primarily to decreased short term incentive compensation.

•
In January 2013, we received a favorable determination on a legacy withholding tax issue in a foreign jurisdiction. In Q4 2012, we have reversed $2.8 million of reserves previously made for this issue ($1.8 million to other income and a $1.0 million reduction of interest expense).

•
Foreign exchange loss was $0.8 million in Q4 2012 compared to gains of $1.0 million in Q3 2012 and $0.2 million in Q4 2011. The fluctuation in foreign exchange gain/loss is primarily due to the valuation of the U.S. dollar compared to the Russian ruble and several Latin American currencies.

•
Our effective tax rate for Q4 2012 was 26% compared to 45% in Q3 2012 and 34% in Q4 2011. Our effective tax rate, which is income tax expense as a percentage of pre-tax earnings, fluctuates depending on the mix of pre-tax earnings in the various tax jurisdictions in which we operate around the world. The decrease from Q3 2012 was due primarily to a $1.5 million tax assessment in a foreign jurisdiction recorded in Q3 2012.

•
Total capital expenditures were $13.6 million in Q4 2012, compared to $15.8 million in Q3 2012 and $14.0 million in Q4 2011.  We project our total capital expenditures for 2013 to be between $30 million and $40 million, based on current market conditions.

Full Year 2012 Financial and Operating Highlights

Top Drives Segment

•
Revenue from the Top Drive segment for 2012 was $357.8 million, an increase of 4% from revenue of $344.7 million for 2011, primarily due to an increase in the number of units sold during 2012, coupled with higher market demand for after-market sales and services created by a larger installed base of TESCO top drives.

◦	Top Drive sales for 2012 were 131 units (121 new and 10 used), compared to 115 units (106 new, 5 used and 4 consignment) sold in 2011.

◦
Operating days for the Top Drive rental fleet were 25,420 for 2012 compared to 28,280 in 2011.  The decrease from 2011 was due primarily to lower rig count in North America during the second half of 2012.

•
Operating income from the Top Drive segment for 2012 of $87.7 million slightly decreased from operating income of $88.8 million for 2011, due primarily to a decrease in operating days for the rental fleet, partially offset by higher revenue from top drive sales and after-market sales and services. Additionally, during 2012, we recorded warranty expenses of $4.4 million specifically associated with the gear box housing issue for our new ESI model.

Tubular Services Segment

•
Revenue from the Tubular Services segment for 2012 was $182.4 million, an increase of 21% from revenue of $151.1 million for 2011, due primarily to increased demand from customers in the shale resource regions in the United States and Canada as well as increased international demand. The Tubular Services automated revenue during 2012 and 2011 also included $6.7 million and $2.3 million, respectively, of revenue from CDS equipment sales, and $10.2 million and $5.6 million, respectively, of revenue from our MCLRS offerings. Additionally, during 2012, Premiere Casing Services - Egypt SAE, which we acquired in October 2011, recorded $8.3 million of revenue from conventional service offerings, compared to $0.7 million during 2011.

•	We performed a total of 3,525 automated casing running jobs in 2012, compared to 3,557 in 2011.

•
Operating income from the Tubular Services segment for 2012 of $21.7 million increased 30% from operating income of $16.7 million in 2011. The increase from prior period is due to improved margin for automated and conventional offerings, increased MCLRS work, and sales of CDS™ equipment, which provide higher operating margins.

 CASING DRILLING™ Segment

•
On June 4, 2012, the Company completed the sale of substantially all of the assets of the CASING DRILLING™ segment to Schlumberger Oilfield Holdings Ltd. and Schlumberger Technology Corporation (together, the "Schlumberger Group") and has recognized approximately $12.4 million of pre-tax gain from the sale for the year ended December 31, 2012.

Other Segments and Expenses

•
Research and engineering costs for 2012 were $10.5 million a decrease of 16% compared to 2011 of $12.5 million.  The decrease from prior year was primarily due to the absence of CASING DRILLINGTM research and engineering after the sale of this business on June 4, 2012.

•
Corporate costs for 2012 were $30.3 million a decrease of 20% from corporate costs of $38.1 million for 2011, due to decreased short term and long term incentive compensation and due to the absence of CASING DRILLINGTM Corporate personnel as well as related general and administrative costs.

•
In 2012, we reversed $4.7 million of accruals previously made for a legacy withholding tax issue in a foreign jurisdiction ($3.1 million to other income and a $1.6 million reduction to interest expense) based on favorable determinations received in April 2012 and January 2013.

•	Our effective tax rate for 2012 was 33% compared to 35% for 2011. Our effective tax rate for 2012 included a $1.5 million tax assessment in a foreign jurisdiction.

Financial Condition

•
At December 31, 2012, cash and cash equivalents were $22.0 million, compared to $23.1 million at December 31, 2011.  During 2012, we used cash to purchase and build capital equipment and to purchase inventory to meet our forecasted demand for top drive rental fleet additions, and forecasted customer demand for new CDS™ tools and AMSS parts. Additionally during 2012, we paid off $6.3 million of debt assumed as part of the Premiere acquisition.

•
In April 2012, we amended our credit agreement to provide a revolving line of credit of $125 million. The new credit facility has a term of five years and all outstanding borrowings on the new agreement are due and payable on April 27, 2017.

Conference Call

The Company will conduct a conference call to discuss its results for the fourth quarter and year-end 2012 on March 1, 2013 at 10:00 a.m. Central Time.  Individuals who wish to participate in the conference call should dial US/Canada (877) 312-5422 or International (253) 237-1122 approximately five to ten minutes prior to the scheduled start time of the call. The conference ID for this call is 96956461.  The conference call and all questions and answers will be recorded and made available until April 1, 2013. To listen to the recording, call (855) 859-2056 or (404) 537-3406 and enter conference ID 96956461. The conference call will be webcast live as well as for on-demand listening at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site.

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States and Canada. Casing Drive System™, CDS™, Multiple Control Line Running System™ and MCLRS™ are trademarks in the United States and Canada.

For further information please contact:
Julio Quintana (713) 359-7000
Bob Kayl (713) 359-7000
Tesco Corporation

TESCO CORPORATION
Non-GAAP Measure - Adjusted EBITDA (as defined below)
 (in millions)

	Quarter 4		Quarter 3	Year Ended December 31,
	2,012	2,011	2,012	2,012	2,011
Net income under U.S. GAAP	$13.3	$11.5	$9.0	$49.8	$27.0
Income tax expense	4.6	5.9	7.2	24.8	14.3
Depreciation and amortization	12.6	10.4	9.8	43.0	38.5
Net interest expense (income)	(0.1))	0.2	0.7	1.1	(1.1))
Stock compensation expense-non-cash	1.8	1.4	1.4	5.0	7.0
Gain on sale of CASING DRILLINGTM	0.6	—	0.3	(12.4))	—
Adjusted EBITDA	$32.8	$29.4	$28.4	$111.3	$85.7

Our management reports our financial statements in accordance with U.S. GAAP but evaluates our performance based on non-GAAP measures, of which a primary performance measure is Adjusted EBITDA. Adjusted EBITDA consists of earnings (net income or loss) available to common stockholders before interest expense, income tax expense, non-cash stock compensation, non-cash impairments, depreciation and amortization, gains or losses from merger and acquisition transactions and other non-cash items. This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as net interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

•
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest), merger and acquisition transactions (primarily gains/losses on sale of a business), and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

•
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

 Our management uses Adjusted EBITDA:

•
as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	as one method we use to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management;

•	to assess compliance with financial ratios and covenants included in our credit agreements; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

Caution Regarding Forward-Looking Information; Risk Factors

This press release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate", "believe", "expect", "plan", "intend", "forecast", "target", "project", "may", "will", "should", "could", "estimate", "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this press release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of our products and services, other risks inherent in the drilling services industry (e.g. operational risks, potential delays or changes in customers' exploration or development projects or capital expenditures, the uncertainty of estimates and projections relating to levels of rental activities, uncertainty of estimates and projections of costs and expenses, risks in conducting foreign operations, the consolidation of our customers, and intense competition in our industry),  risks, including litigation, associated with our intellectual property and with the performance of our technology. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available at www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and at www.tescocorp.com.

The risks included here are not exhaustive. Refer to "Part I, Item 1A - Risk Factors" in our Annual Report on Form 10-K to be filed for the year ended December 31, 2012 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share information)

	Three Months Ended December 31,		Year Ended December 31,
	2,012	2,011	2,012	2,011
	(Unaudited)

Revenue	$137.6	$163.1	$553.1	$513.0
Operating expenses
Cost of sales and services	107.9	128.4	433.4	408.8
Selling, general and administrative	9.4	13.8	44.8	49.2
(Gain) Loss on sale of CASING DRILLINGTM	0.6	—	(12.4))	—
Research and engineering	2.7	3.2	10.5	12.5
	120.6	145.4	476.3	470.5
Operating income	17.0	17.7	76.8	42.5
Interest expense (income), net	(0.1))	0.2	1.1	(1.1))
Other expense (income), net	(0.8))	0.1	1.1	2.3
Income before income taxes	17.9	17.4	74.6	41.3
Income taxes	4.6	5.9	24.8	14.3
Net income	$13.3	$11.5	$49.8	$27.0
Earnings per share:
Basic	$0.34	$0.30	$1.29	$0.71
Diluted	$0.34	$0.29	$1.27	$0.69
Weighted average number of shares:
Basic	38.7	38.4	38.7	38.2
Diluted	39.1	38.9	39.1	38.9

TESCO CORPORATION
Condensed Consolidated Balance Sheets
(in millions)

	December 31, 2012	December 31, 2011

Assets
Current assets
Cash and cash equivalents	$22.0	$23.1
Accounts receivable, net	130.8	117.7
Inventories	124.5	111.8
Other current assets	48.9	41.2
Total current assets	326.2	293.8
Property, plant and equipment, net	209.9	203.1
Goodwill	32.7	32.7
Other assets	18.3	19.6
Total assets	$587.1	$549.2
Liabilities and Shareholders' Equity
Current liabilities
Current portion of long term debt	$0.1	$2.8
Accounts payable	43.6	57.4
Accrued and other current liabilities	56.0	63.2
Income taxes payable	6.9	2.3
Total current liabilities	106.6	125.7
Other liabilities	2.4	2.4
Long-term debt	0.1	3.8
Deferred income taxes	8.5	4.5
Shareholders' equity	469.5	412.8
Total liabilities and shareholders' equity	$587.1	$549.2